                                                                  EXHIBIT 11



                   AIR & WATER TECHNOLOGIES CORPORATION
                     COMPUTATION OF PER SHARE EARNINGS
                  (in thousands except per share amounts)




                                    Three Months Ended      Nine Months Ended
                                         July 31,                July 31,

                                       1996      1995         1996      1995
                                       ----      ----         ----      ----
Primary Earnings (Loss) Per Share:
 1. Net income (loss)              $   (458)   $   105     $ (4,708) $ (10,869)
 2. Less preferred dividends           (825)      (825)      (2,475)    (2,475)
                                    -------     ------      -------   --------
 3. Net loss applicable to common
     shareholders                    (1,283)      (720)      (7,183)   (13,344)
                                    -------     -------     -------    -------
 4. Weighted average shares
     outstanding                     32,018     32,018       32,018     32,018
                                    -------    -------      -------    -------

 5. Net loss per share             $   (.04)   $  (.02)    $   (.22)  $   (.42)
                                    =======     ======      =======    =======

Fully Diluted Earnings (Loss) Per Share:

 6. Line 3. above                  $ (1,283)   $  (720)    $ (7,183)  $ (13,344)
 7. Add back preferred dividends        825        825        2,475       2,475
 8. Add back interest, on assumed
     conversion of the Company's
     8% Convertible Debentures        2,300      2,300        6,900       6,900
                                    -------     ------      -------     -------
 9. Net income (loss)              $  1,842    $ 2,405     $  2,192     $(3,969)
                                    -------     ------      -------     -------
10. Weighted average shares
      outstanding (Line 4)           32,018     32,018       32,018      32,018
11. Add additional shares issuable
     upon assumed conversion of
     preferred shares                 4,800      4,800        4,800       4,800
12. Add additional shares issuable
     upon assumed conversion of the
     Company's 8% Convertible
     Debentures                       3,833      3,833        3,833       3,833
                                    -------    -------      -------     -------

13. Adjusted weighted average shares
     outstanding                     40,651     40,651       40,651      40,651
                                    -------    -------      -------     -------
14. Net income (loss) per share
     (9/13)*                        $   .05    $   .06      $   .05     $ (.10)
                                     ======     ======       ======      =====

* Fully diluted earnings (loss) per share are not presented as the assumed conversion of the Company's 8% Convertible Debentures is anti-dilutive.